Exhibit to Item 77I

Terms of New or Amended Securities

On November 27, 2012, RBC Funds Trust (the "Trust") issued shares of beneficial interest in Class I shares of a new series of the Trust called RBC BlueBay Absolute Return Fund. Each share of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Trust Agreement and Declaration of Trust, as amended. A description of RBC BlueBay Absolute Return Fund is incorporated by reference to Post-Effective Amendment No. 49 to the Registration Statement as filed with the SEC via EDGAR on November 27, 2012. (Accession No. 0000897101-12-002029).

Effective November 27, 2012, the Class C Shares of the RBC SMID Cap Growth Fund, RBC Enterprise Fund, RBC Small Cap Core Fund, and RBC Microcap Value Fund (each a "RBC Equity Fund") were converted into Class A Shares of the same RBC Equity Fund, Class S Shares of RBC SMID Cap Growth Fund and RBC Enterprise Fund were converted into Class I shares of the same Fund, and Class S shares of RBC Small Cap Core Fund and RBC Microcap Value Fund were redesignated as Class I Shares of the same RBC Equity Fund. As of such date, there were no outstanding Class C Shares or Class S Shares in the RBC Equity Funds.